Exhibit 99.1

Adaptin Bio, Inc., a Lucius Partners Portfolio Company, Completes Alternative Public Offering (APO) and Closes $7.7 Million Private Placement

Funding expected to support first clinical trial of APTN-101 for the treatment of glioblastoma

CHARLOTTE, N.C.—April 7, 2025—Adaptin Bio, Inc. (“Adaptin” or the “Company”), a biotechnology company focused on developing precision cancer therapies with improved delivery to the brain and other tissues, announced today the successful completion of a reverse merger of a wholly owned subsidiary of Unite Acquisition 1 Corp. with and into Adaptin, with Adaptin continuing as the surviving entity. Adaptin Bio expects to trade on the OTC Markets.

In connection with the merger, Adaptin completed a private placement for the issuance and sale of 1,400,342 shares of its common stock and accompanying Series A warrants and Series B warrants. The Series A warrants will have a 1-year term, and an exercise price of $4.40 per common share. The Series B warrants will have a 5-year term, and an exercise price of $6.60 per common share. The merger also triggered the conversion of $1.5 million of promissory notes into shares of the Company’s common stock at $3.30 per share. Gross proceeds from the combined offering, including the conversion of promissory notes, totaled approximately $7.7 million.

Adaptin currently intends to use the net proceeds from the private placement to advance the development of its investigational candidate APTN-101 for the treatment of glioblastoma, to design and advance other early-stage drug product candidates for undisclosed rare and unmet needs, and for working capital, capital expenditures, and other general corporate purposes. Laidlaw & Company (UK) Ltd. (“Laidlaw”) acted as exclusive placement agent for the private placement.

Following the closing of the merger and the private placement, Lucius Partners, Laidlaw’s venture capital portfolio and the sole holder of common stock of Unite Acquisition 1 Corp., retained 3,250,000 shares of Adaptin common stock and former private company Adaptin equity holders hold approximately 3,250,000 shares of Adaptin common stock.

“We believe the financing, in connection with Adaptin’s eventual listing on the OTC, will enable us to initiate our first-in-human Phase 1 clinical trial to evaluate our novel BRiTE therapeutic APTN-101 as a therapy for glioblastoma, the most common and aggressive primary brain tumor,” said Michael J. Roberts, Ph.D., CEO of Adaptin. “The FDA’s recent clearance of an Investigational New Drug application was a milestone achievement for us, and Adaptin is now on a more defined path to the clinic. The study will evaluate the safety and efficacy of APTN-101 as a potentially best-in-class therapy given its unique ability to cross the blood-brain barrier and target glioma cells directly.”

APTN-101 is a proprietary BRiTE (Brain Bispecific T cell Engager) therapeutic designed to target EGFRvIII, a specific protein linked to aggressive brain tumors. In preclinical studies, APTN-101 has shown a greater than 7-fold increase in distribution into the brain, with significant potential in eradicating malignant glioma tumors as a potentially best-in-class therapy.

“We are delighted to complete this private placement for Adaptin in conjunction with a going public transaction,” added James Ahern, Founding Partner of Lucius and Managing Director of Laidlaw. “Under Michael Roberts’ leadership and the collaboration with Duke University, the Company is well positioned to initiate a human clinical study with its differentiated approach to treat patients with glioblastoma. We would like to thank our investors for investing in Adaptin in a challenging biotech market, and look forward to a continued partnership with Adaptin in the years to come.”

In connection with the private placement, Adaptin has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the shares of common stock issued in the reverse merger and the private placement and in connection with the exercise of warrants issued to the placement agents, within 60 days after the closing, subject to a toll period. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Adaptin Bio, Inc.:

Adaptin Bio, Inc. is a biotechnology company developing novel therapies for oncology and central nervous system disorders with improved drug delivery to the brain and other tissues. The company’s proprietary Brain Bispecific T cell Engager (BRiTE) technology was developed by researchers at the Department of Neurosurgery at Duke University.

The company’s mission is to develop novel therapies to improve patient outcomes in difficult-to-treat cancers. For more information, visit www.adaptinbio.com.

About Lucius Partners, LLC

Lucius Partners is a consultancy that provides a broad suite of services to help healthcare companies grow, achieve milestones and generate value for their shareholders.

Caution Regarding Forward Looking Statements:

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks related to the anticipated use of net proceeds from the private placement; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern and develop our product candidate as anticipated; our ability to control costs associated with our operations; intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties to supply drug substance and drug product for our clinical trials and preclinical studies, and produce commercial supplies of product candidates; the potential advantages of our product candidate; our competitive position; risks related to our potential quotation on the OTC Markets and ability to develop a market for common stock; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Adaptin assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Investor Contact:

1-800-428-8070

investor@adaptinbio.com